Exhibit 10.18

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Cambridge Heart, Inc.

100 Ames Pond Road

Tewksbury, MA 01876

EMPLOYMENT AGREEMENT

Effective as of November 24, 2008

Roderick de Greef

c/o Cambridge Heart, Inc.

100 Ames Pond Road

Tewksbury, MA 01876

Dear Roderick:

You have agreed to serve as Chairman of the Board of Cambridge Heart, Inc. (the “Company”) commencing November 24, 2008 (the “Effective Date”), in accordance with the following terms of your employment by the Company. You are referred to herein as the “Executive”.

1. EMPLOYMENT AND TERM: Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment. The term of this Agreement (the “Employment Period”) shall commence on the Effective Date and end on November 24, 2011, or the date on which your employment is sooner terminated as provided below. The Employment Period shall be automatically extended for successive periods of one year unless either party gives to the other written notice not less than thirty (30) days prior to the then-current expiration date that it or he does not wish to extend the term of this Agreement.

2. CAPACITY AND PERFORMANCE:

(a) During the Employment Period, the Executive will serve as the Company’s Chairman of the Board. During the Employment Period, the Executive shall devote approximately 50% of a regular work week and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall comply with all lawful written policies of the Company in effect from time to time. The Executive may engage in other business activities and may pursue personal interests (including, without limitation, industry civil and charitable activities), and attend to his personal investments, so long as such activities and interests do not interfere with or adversely affect the performance of his duties and responsibilities hereunder.

(b) Subject to the direction and control of the Board and any committee thereof, the Executive shall, together with the Chief Executive Officer and Board, formulate the strategic plan for the Company and, together with the Chief Executive Officer, oversee the execution of that corporate strategy. The Executive shall perform such other duties and responsibilities on behalf of the Company as may be designated from time to time by the Board, provided that such duties shall be reasonably consistent with those duties assigned to Chairmen of the Board in organizations comparable to the Company.

(c) On the Effective Date, the Executive shall be appointed a member of the Company’s Board of Directors and shall serve as a member of the Board without additional compensation. During the Employment Period, at each annual meeting of the Company’s stockholders at which the Executive’s membership on the Board has expired, the Company will nominate the Executive to serve as a member of the Board. Upon termination of the Executive’s employment with the Company for any reason, unless the Company’ s Board of Directors affirmatively requests that the Executive remain on the Board, the Executive will be deemed to have resigned from the Board voluntarily as of the last day of employment with the Company; and at the Board’s request, the Executive shall execute any documents necessary to reflect such resignation.

(d) The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use any proprietary information of a third party without such party’s consent.

3. SALARY: The Company shall pay the Executive a base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as from time to time increased by the Board in its sole discretion, is hereafter referred to as the “Base Salary.”

4. STOCK OPTIONS:

(a) Grant of Stock Option: The Executive shall receive a stock option (the “Stock Option”) to purchase Five Hundred Fifty Thousand (550,000) shares of common stock of the Company. The Stock Option shall be granted under, and shall be subject to the terms and conditions of, the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and shall otherwise contain such terms and conditions consistent with the terms and conditions of options regularly granted to senior executives of the Company. The Stock Option shall have an exercise price equal to the closing price for shares of common stock of the Company on the Effective Date and shall have a term of 10 years. The Executive will have the right to exercise the Stock Option for a period of 90 days after the termination of employment (but in no event after the expiration date of the Stock Option) to the extent that the Executive was entitled to exercise the Option on the date of such termination.

(b) Vesting of Stock Option: The Stock Option shall become exercisable in three equal annual installments beginning on the first anniversary of the Effective Date (the “Annual Vesting Dates”) as follows: 183,333 on November 24, 2009, 183,333 on November 24, 2010, and 183,334 on November 24, 2011. Notwithstanding the foregoing, upon the occurrence of each of the following events (each, a “Performance-Based Acceleration Event”), the Stock Option shall immediately become exercisable with respect to the lesser of (i) the number of shares set forth opposite each Performance-Based Acceleration Event below and (ii) the positive difference between total number of shares under the Stock Option that are not yet exercisable and the number of shares set forth opposite the respective Performance-Based Acceleration Event below. The Performance-Based Acceleration Events are:

the achievement by the Company of 12-month trailing revenue of $[***] million	162,500 shares

the consummation by the Company of one or more equity financing transactions in a twelve-month period that result in the receipt by the Company of sufficient proceeds (net of transaction fees or expenses or other offsets) to fund the Company’s operations for a 12-month period as determined in good faith by the Board

162,500 shares
the consummation by the Company of a strategic distribution agreement	62,500 shares

The shares underlying the Stock Option that become exercisable upon the occurrence of a Performance-Based Acceleration Event shall reduce the number of shares that otherwise would next become exercisable on an Annual Vesting Date following the date of the Performance-Based Acceleration Event. In no event shall the occurrence of a Performance-Based Acceleration Event cause the total number of shares covered by the Stock Option to exceed 550,000 shares.

5. VACATIONS: During the term of his employment, the Executive shall be entitled to two (2) weeks of vacation per annum, on terms as provided by the Company for its other senior executives, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation time shall not cumulate from year to year.

6. BENEFITS: During the term of his employment and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for part-time employees of the Company generally, except to the extent such plans are in a specific category of benefits otherwise provided to the Executive. Such participation shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable Company policies and (c) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. In the event that the Executive is not eligible to participate in the Company’s health insurance benefit plan, the Company shall reimburse the Executive for the cost to the Executive of maintaining his current family medical insurance coverage, provided that the aggregate amount of such reimbursement shall not exceed $2,000 per month. Reimbursement of the Executive’s family medical insurance coverage costs shall be subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

7. BUSINESS EXPENSES: The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to reasonable substantiation and documentation as may be specified by the Company from time to time.

8. TERMINATION OF EMPLOYMENT: The Employment Period (and thereby the Executive’s employment hereunder) may be terminated as set forth below.

(a) Death. In the event of the Executive’s death during the term hereof, the Employment Period shall immediately and automatically terminate. In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary, prorated through the date of his death. The Company shall have no further obligation or liability to the Executive or his estate.

(b) Disability.

(i) The Company may terminate the Employment Period, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, for ninety (90) days during any period of three hundred sixty-five (365) consecutive calendar days.

(ii) The Board may designate another employee to act in the Executive’s place during any period in which the Executive is unable to perform the essential functions of his position as a result of any illness, injury, accident or condition of either a physical or psychological nature. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 3 and his other benefits pursuant to Section 6, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan provided by the Company or until the termination of his employment, whichever shall first occur.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician designated by agreement between the Company and the Executive or his duly appointed guardian, if any, to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Employment Period hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable and good faith judgment, shall constitute Cause for termination: (i) conviction or plea of nolo contendere in a court of law of (x) any felony or (y) any misdemeanor involving dishonesty, breach of trust, misappropriation or illegal narcotics, (ii) commission of any act involving theft, embezzlement, fraud, dishonesty or moral turpitude or that otherwise impairs the reputation, goodwill or business of the Company, (iii) material breach of any of the material provisions of this Agreement or of any other material agreement between the Executive and the Company or any of its Affiliates, (iv) demonstration of gross negligence, willful misconduct or dereliction of duty in the execution of his duties under this Agreement or breach of his duty of loyalty to the Company or any of its Affiliates that is materially injurious to the Company, or (v) repeated and consistent failure to be present at work or to perform his duties at a level consistent with his position with the Company. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination. Notwithstanding the foregoing, following written notice from the Board of Directors of any of the events described in (iii) or (v) above (such notice to set forth in reasonable detail the nature of the alleged breach or conduct): (x) the Executive shall have thirty (30) calendar days in which to cure the alleged breach or conduct, except where such breach or conduct by its nature may not be cured, and (y) if the Executive fails to cure, the Executive’s termination shall become effective on the 31st calendar day following such written notice.

(d) By the Company without Cause. The Company may terminate the Employment Period hereunder without Cause at any time upon notice.

(e) By the Executive. The Executive may terminate the Employment Period hereunder, with or without cause, at any time upon at least thirty (30) days’ advance written notice to the Company.

9. SEVERANCE BENEFITS: In the event that the Executive’s employment terminates without Cause pursuant to Section 8(d), the Executive shall be entitled, subject to the requirements of Section 9(c), to receive the following severance benefits (the “Severance Benefits”):

(a) Salary and Health Care Benefit Continuation:

(i) The Company will pay the Executive installments of his Base Salary in effect as of the last day of the Employment Period for a period of three (3) months from and after the date of such termination (the “Severance Period”); and

(ii) The Company will either (A) continue the Executive’s group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular employer portion of the premium for such benefits paid by the Company during the Severance Period, or (B) in the event that as of the date of termination of the Executive’s employment the Company was reimbursing the Executive for the cost of maintaining his current family medical insurance coverage pursuant to Section 6, continue such reimbursement during the Severance Period.

In the event that a Change in Control (as defined below) occurs and the Executive’s employment with the Company or the successor/acquiror of the Company is terminated without Cause pursuant to Section 8(d) within 12 months after a Change in Control Date (as defined below), the Executive shall receive the Severance Benefits set forth in this Section 9(a) except that the Severance Period shall be six (6) months from and after the date of termination of the Executive’s employment. Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.

(b) Acceleration of Stock Options, Etc.: In the event that the Company terminates the Executive’s employment without Cause pursuant to Section 8(d), then notwithstanding anything to the contrary contained herein, or in the Stock Option or in the award agreement evidencing the stock option to purchase 100,000 shares of common stock granted to the Executive on July 29, 2008 (the “July 2008 Option”): (i) the Stock Option shall become exercisable immediately with respect to that number of additional shares of common stock that would have been exercisable had the Executive remained employed by the Company for an additional six (6) months following the date of termination and had the Stock Option become exercisable in twelve (12) equal quarterly installments on February 24, May 24, August 24, and November24, of 2009, 2010 and 2011, and (ii) if the termination occurs on or before November 24, 2011, the Executive shall have the right to exercise the Stock Option and July 2008 Option for a period of two (2) years after the date of such termination (but in no event after the expiration date of the respective stock option) to the extent that the Executive was entitled to exercise the respective stock option on the date of such termination.

(c) Conditions to Severance Benefits: The Executive’s right to receive the Severance Benefits set forth in Sections 9(a) and (b) is conditioned upon (i) the Executive’s prior execution and delivery to the Company of a general release in a form reasonably acceptable to the Company, which general release will contain a release of any and all claims and causes of action of the Executive against the Company and its officers and directors (the “Company Releasees”), excepting only (A) the right to any Base Salary and/or reimbursable expenses then accrued and unpaid under Section 3 or 7 of this Agreement, (B) the right to any Severance Benefits under this Section 9, (C) the right to accrued and vested benefits under any health or disability benefit plan maintained by the Company (except that the Executive shall release any claims for breach of fiduciary duties that he may have against any of the Company Releasees with respect to any health or disability benefits plan), and (D) rights under restricted stock or stock option agreements under the Company’s equity incentive plans, and (ii) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 11 and 12 of this Agreement.

(d) Section 409A of the Code: All amounts payable to the Executive under this Agreement are intended meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement and the Severance Agreement shall be interpreted in accordance with such intent. Without limiting the scope of the immediately preceding sentence, the severance payments provided for under this Agreement shall be deferred for six (6) months from the effective date of the termination of the Executive’s employment if immediately prior to such termination the Executive is, or in the Company’s sole opinion may be, a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”). Notwithstanding the foregoing, subject to the dollar limit set forth in Treasury Regulation 1.409A-1(b)(9)(iii), to the extent that the benefit distributions to be made under this Agreement or the Severance Agreement constitute deferred compensation subject to Code Section 409A payable solely on account of separation from service within the meaning of Code Section 409A(a)(2)(A)(i), and the Executive is a Specified Employee, no amount payable upon an “involuntary separation from service” within the meaning of Treasury Regulation 1.409A-1(n), shall be subject to six-month deferral otherwise required under this Section 9(d).

10. CHANGE IN CONTROL: In the event that a Change in Control occurs, the Stock Option and the July 2008 Option shall become exercisable in full as of the Change in Control Date (except with respect to any portion of such stock options that have been exercised, forfeited or terminated prior to the date of the Change in Control), provided that all such stock options (including the portion accelerated upon a Change of Control) must be exercised within the time periods set forth in the applicable stock option agreement and the 2001 Plan. If, in the event of a Reorganization Event (as defined in the 2001 Plan), stock options of other employees of the Company granted under the 2001 Plan are assumed, or equivalent options are substituted, by the acquiror in the Reorganization Event, then the Stock Option and the July 2008 Option shall be assumed or substituted on substantially the same terms as such other stock options. “Change in Control Date” means the first date on which a Change in Control occurs. “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the

Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

11. NON-COMPETITION; NON-SOLICITATION; ASSIGNMENT OF INVENTIONS AND CONFIDENTIALITY: In view of the unique and valuable services the Executive has and will render to the Company, the Executive’s knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its customers and supplies and similar knowledge regarding the Company it is expected the Executive has and will obtain, and in consideration of the compensation to be paid to the Executive and the other covenants of the Company contained herein, the Executive agrees as follows:

(a) The Executive will not, during the period he is employed by the Company, and for a period of one year after the Executive ceases to be employed by the Company, compete with, take any action to compete with, or be engaged in the same business as, or Participate In (as defined below), any other business or organization (which shall not include a university, hospital or other non-profit organization) that during the term of the Executive’s employment or for such one-year period thereafter competes with, takes any action to compete with or is engaged in the same business as the Company’s Alternans products and technology or any other proprietary product or technology developed by the Company after the date hereof and up to the time of such cessation of employment in any geographical area in which, at the time of such cessation, such product, technology or service is sold or actively engaged in by the Company; provided, however, that the provisions of this Section 11(a) (i) will not be deemed breached merely because the Executive owns less than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange, (ii) will not be breached if the Executive’s employment with the Company is terminated because the Company becomes a subject of a proceeding under the Federal Bankruptcy Code and, subsequent to such termination, the

Executive competes with, engages in the same business as or Participates In any other business which competes with or is engaged in the same business as the Company, and (iii) will not apply if subsequent to such termination, the Executive engages in or Participates In any other business involving the sale of cardiac stress tests, provided that such cardiac stress tests do not incorporate Alternans technology. The term “Participate In” shall mean directly or indirectly, for the Executive’s own benefit or for, with or through any other person (including the Executive’s immediate family), firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of the Executive’s name in. Notwithstanding anything to the contrary contained herein, in the event of the sale of the Company, the non-competition covenants contained herein shall apply only to that portion of the business of the acquirer/successor for which the Executive has performed significant services as of the date of termination of his employment.

(b) The Executive will not, during the period the Executive is employed by the Company, and for a period of one year after the Executive ceases to be employed by the Company, directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers, or employees. The Executive will not, during the period the Executive is employed by the Company, and for a period of one year after the Executive ceases to be employed by the Company, directly or indirectly, employ any person who was an employee of the Company within a period of one year after such person leaves the employ of the Company. Notwithstanding anything to the contrary contained herein, the restrictions contained in this Section 11(b) shall not apply to (i) any employee who responds to a public help-wanted solicitation or (ii) any employee whose employment with the Company is, or former employee whose employment was, terminated by the Company.

(c) Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs and processes which the Executive now or hereafter during the period the Executive is employed by the Company and for three-months thereafter may own, conceive of, or develop and either relating to the fields in which the Company may then be engaged or has plans (as demonstrated by the records of the Company) to be engaged or conceived of or developed utilizing the time, material, facilities, or information of the Company (“Such Inventions”) shall belong to the Company; as soon as the Executive owns, conceives of, or develops any Such Invention, the Executive agrees immediately to communicate such fact in writing to the Chief Financial Officer of the Company, and without further compensation, but at the Company’s expense (except as noted in clause (i) of this Section 11(c)), forthwith upon the request of the Company, the Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (ii) to vest in the Company all the Executive’s right, title and interest in and to Such Inventions, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances arising from the acts of the Executive (“Liens”) (the Executive will take such action, at the Executive’s expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

(d) During the course of the Executive’s association with the Company, the Executive has and will become privy to “confidential information” of the Company and others. As used in this Section 11(d), “confidential information” shall mean any information except that information which is generally known by the Company’s principal competitors or which is generally available to the public, or later becomes public without the breach of this Section 11(d), and shall include, without limitation, technical data, designs, software, customer information, business plans, market data, trade secrets or the like, whether or not any such document or information is marked “confidential.” The Executive shall not publish, disclose or make accessible any confidential information of the Company to any other person, firm or corporation either during or after the termination of the Executive’s employment with the Company, and the Executive shall not use any confidential information of the Company except during the Executive’s employment in the business and for the benefit of the Company, in each case without prior written permission of the Company. The Executive shall return physical evidence of such confidential information to the Company prior to or at the termination of the Executive’s employment with the Company.

(e) For purposes of this Section 11, the Company shall mean the Company and its operating subsidiaries (if any).

12. LITIGATION AND REGULATORY COOPERATION: During and after the term of the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claim now in existence or which may be brought in the future against or on behalf of the Company which relates to any event or occurrence that transpired while the Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the term of the Executive’s employment with the Company, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for all out-of-pocket costs and expenses incurred in connection with the Executive’s performance under this Section 12, including, but not limited to, reasonable attorneys’ fees and costs and shall pay Executive a consulting fee for his time (in increments of not less than one-half day, rounded up to the nearest half day) at a rate consistent with that which the Company would be required to pay a third party for similar services.

13. ENFORCEMENT OF COVENANTS: The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 11 and 12 hereof. The Executive acknowledges that the confidentiality and non-competition agreements set forth in Section 11 above and the agreement to cooperate set forth in Section 12 above shall survive the termination of the Executive’s employment regardless of the reasons therefor. The Executive acknowledges that the covenants contained in Sections 11 and 12 are reasonably necessary to protect the goodwill of the Company that is its exclusive property. The Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Sections 11 and 12 hereof, the damage may be irreparable. The Executive, therefore, agrees that the Company, in addition to any other remedies available to it, shall be entitled seek preliminary and permanent injunctive relief against any breach by the Executive of any of said covenants, without making a showing that monetary damages would be inadequate or having to post bond, provided the Company has made a prima facie showing of such a breach.

14. INVALIDITY: In the event that any provision of this Agreement would be held to be invalid, prohibited, or unenforceable for any reason (including, but not limited to, any provision which may be held unenforceable because of the scope, duration or area of its applicability), this Agreement shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to modify such scope, duration or area or all of them, and such provision shall be applicable in such modified form) and shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provisions.

15. WITHHOLDING: All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

16. ASSIGNMENT: Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

17. WAIVER: No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. NOTICES: Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings,

written or oral, with respect to the terms and conditions of the Executive’s employment (including the Executive’s prior engagement as a consultant of the Company). For the sake of greater certainty, the July 2008 Option shall survive the execution of this Agreement.

20. AMENDMENT: This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.

21. HEADINGS: The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. GOVERNING LAW: This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided and returning a signed copy to us.

CAMBRIDGE HEART, INC.

By:	/s/ Kenneth Hachikian
Kenneth Hachikian
Chairman of the Board

ACCEPTED AND AGREED:

/s/ Roderick de Greef
Roderick de Greef